Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-131603 on Form S-1 of our report dated March 31, 2008, relating to the consolidated financial statements of Crdentia Corp. as of December 31, 2007 and 2006 and for the years then ended which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ KBA GROUP LLP
Dallas, Texas
April 16, 2008